American Express Global Business Travel Reports Strong Fourth Quarter and Full-Year 2025 Financial Results

Reiterated Full-Year 2026 Guidance for Revenue Growth of 19% to 21% and $615 Million to $645 Million in Adjusted EBITDA

Doubled Share Buyback Authorization to $600 Million

NEW YORK – March 9, 2026 – American Express Global Business Travel ("Amex GBT" or the "Company") (NYSE: GBTG), a leading technology and services company for travel, expense, and meetings & events today reported fourth quarter and full-year 2025 financial results.

Fourth Quarter & Full-Year 2025 Financial Summary

(in millions, except percentages; unaudited)	Three Months Ended		YOY Increase / (Decrease)	Year Ended		YOY Increase / (Decrease)
	December 31,			December 31,
	2025	2024		2025	2024
Revenue	$792	$591	34%	$2,718	$2,423	12%
Total operating expenses	$763	$561	36%	$2,588	$2,308	12%
Gross Profit	$431	$337	29%	$1,562	$1,397	12%
Gross Profit Margin	55%	57%	(243)bps	57%	58%	(15)bps
Net income (loss)	$83	$(14)	n/m	$111	$(134)	182%
Net income (loss) margin	10%	(3)%	n/m	4%	(6)%	n/m
Adjusted EBITDA	$130	$110	17%	$532	$478	11%
Adjusted EBITDA Margin	16%	19%	(233)bps	20%	20%	(17)bps
Net cash provided by operating activities	$52	$65	(23)%	$233	$272	(15)%
Free Cash Flow	$13	$33	(66)%	$104	$165	(37)%
Net Debt / LTM Adjusted EBITDA				1.9x	1.8x
N/m = not meaningful. A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided at the end of this release.

Paul Abbott | Chief Executive Officer

“We delivered strong financial results in 2025 and expect even greater momentum in 2026. We are executing on our growth strategy, including share gains, our strategic alliance with SAP Concur and the successful closing of the CWT acquisition. We have now reached an inflection point for AI to accelerate value creation in three ways: revolutionize the customer experience, power the agentic transformation of B2B travel and reduce operating costs. We have strong conviction that our AI strategy provides significant upside and doubled our share repurchase authorization to demonstrate our confidence.”

Karen Williams | Chief Financial Officer

“We reported double-digit revenue and Adjusted EBITDA growth in 2025, executed accretive M&A, refinanced our debt and doubled our share repurchase authorization to deploy capital in a disciplined, value-accretive manner. With our CWT synergies and AI-powered cost savings, we believe we have a significant cost optimization opportunity that will drive material margin expansion over the medium term."

Business Highlights

•Strong financial results. Q4 and FY'25 results in line with expectations and reiterated FY'26 guidance for 19% to 21% revenue growth and $615 million to $645 million in Adjusted EBITDA.

•Continued share gains. Total New Wins Value of $3.3 billion and 96% customer retention rate in 2025, excluding CWT.

•Delivering on growth strategy. Launched "Complete," a new flagship solution for travel and expense, in partnership with SAP Concur. Launching next-gen Egencia in April with new AI features and user experience and full integration to SAP Concur expense. Closed transformative CWT acquisition in September 2025.

•AI is powering further growth and value creation. Leveraging AI to 1) revolutionize the customer experience, 2) power the agentic transformation of B2B travel and 3) reduce operating costs.

•Doubled share repurchase authorization to $600 million. Reflects confidence in ability to deliver growth, AI-enabled product innovation, margin expansion and cash generation while maintaining a strong balance sheet and delivering attractive capital returns to shareholders.

Fourth Quarter 2025 Financial Highlights
(Changes compared to prior year period unless otherwise noted)

•Revenue of $792 million increased 34%. Within this, Travel Revenue increased 36% due to Transaction Growth of 37% and TTV growth of 45%, both driven by the acquisition of CWT, business travel demand and share gains. Product and Professional Services Revenue increased 27%. Excluding the impact of CWT, revenue growth was 8%.

•Total operating expenses of $763 million increased 36%, primarily due to the consolidation of CWT, Transaction Growth which resulted in increased cost of revenue, increased investments in technology and content and sales and marketing costs, partially offset by $37 million of cost transformation benefits and $5 million of CWT synergies. Additionally, there were higher restructuring and integration costs related to cost transformation and CWT synergies and higher depreciation and amortization.

•Net income of $83 million improved by $97 million, primarily due to fair value movements on earnout derivative liabilities and gain on remeasurement of previously held equity interest.

•Net cash provided by operating activities totaled $52 million, a decrease of 23%, primarily due to net working capital usage and increased cash restructuring costs primarily related to CWT synergies, partially offset by stronger profitability.

•Free Cash Flow totaled $13 million, a decrease of 66%, due to lower net cash from operating activities and increased purchase of property and equipment primarily due to capitalized technology investments.

Full-Year 2025 Financial Highlights
(Changes compared to prior year period unless otherwise noted)

•Revenue of $2,718 million increased 12%. Within this, Travel Revenue increased 12% due to Transaction Growth of 14% and TTV growth of 17%, both driven by the acquisition of CWT, business travel demand and share gains. Product and Professional Services Revenue increased 15%.

•Total operating expenses of $2,588 million increased 12%, primarily due to the consolidation of CWT, Transaction Growth which resulted in increased cost of revenue, increased investments in technology and content and sales and marketing costs, partially offset by $103 million of cost transformation benefits and $5 million of CWT synergies. Additionally, there were higher restructuring costs related to cost transformation and CWT synergies and higher depreciation and amortization.

•Net income of $111 million improved by $245 million, primarily due to increased operating income, gain on remeasurement of previously held equity interest, fair value movements on earnout derivative liabilities, loss on extinguishment of debt in the prior year period and lower interest expense.

•Net cash provided by operating activities totaled $233 million, a decrease of 15%, primarily due to the non-recurrence of a prior year benefit from Egencia net working capital optimization, higher cash taxes and higher cash M&A costs related to CWT, partially offset by higher operating income and cash inflows from termination of interest rate swap contracts.

•Free Cash Flow totaled $104 million, a decrease of 37%, due to lower net cash from operating activities primarily related to CWT and increased purchase of property and equipment primarily due to capitalized technology investments.

Reiterated Full-Year 2026 Guidance

	Full-Year 2026 Guidance	Year-over-Year Growth
Revenue	$3.235B – $3.295B	+ 19% – 21%
Adjusted EBITDA	$615M – $645M	+ 16% – 21%
Free Cash Flow	$125M – $155M	+ 20% – $49%
Please refer to the section below titled "Reconciliation of Full-Year 2026 Adjusted EBITDA and Free Cash Flow Guidance" for a description of certain assumptions and risks associated with this guidance and reconciliation to GAAP measures.

Amex GBT will host its fourth quarter and full-year 2025 investor conference call today at 9:00 a.m. E.T. The live webcast and accompanying slide presentation can be accessed on the Amex GBT Investor Relations website at investors.amexglobalbusinesstravel.com. A replay of the event will be available on the website for at least 90 days following the event.

Glossary of Terms

See the “Glossary of Terms” for the definitions of certain terms used within this press release.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not recognized under GAAP in this press release, including EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Expenses,Adjusted Gross Profit, Free Cash Flow and Net Debt. See “Non-GAAP Financial Measures” below for an explanation of these non-GAAP financial measures and “Tabular Reconciliations for Non-GAAP Financial Measures” below for reconciliations of the non-GAAP financial measures to the comparable GAAP measures.

About American Express Global Business Travel

American Express Global Business Travel (Amex GBT) is a leading software and services company for travel, expense, and meetings & events. We have built the most valuable marketplace in travel with the most comprehensive and competitive content. A choice of solutions brought to you through a strong combination of technology and people, delivering the best experiences, proven at scale. With travel professionals and business partners in more than 140 countries, our solutions deliver savings, flexibility, and service from a brand you can trust – Amex GBT.

Visit amexglobalbusinesstravel.com for more information about Amex GBT. Follow @amexgbt on LinkedIn and Instagram.

Investor Contact: Jennifer Thorington, investor@amexgbt.com

Media Contact: Megan Kat, megan.kat@amexgbt.com

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(in $ millions, except share and per share data)	2025	2024
Revenue	$2,718	$2,423
Costs and expenses:
Cost of revenue (excluding depreciation and amortization shown separately below)	1,085	967
Sales and marketing	442	400
Technology and content	527	442
General and administrative	290	308
Restructuring and other exit charges	52	13
Depreciation and amortization	192	178
Total operating expenses	2,588	2,308
Operating income	130	115
Interest income	8	6
Interest expense	(95)	(115)
Loss on early extinguishment of debt	(2)	(38)
Fair value movement on earnout derivative liabilities	96	(56)
Gain on remeasurement of previously held equity interest	39	—
Other (loss) income, net	(29)	17
Income (loss) before income taxes and share of income from equity method investments	147	(71)
Provision for income taxes	(40)	(66)
Share of income from equity method investments	4	3
Net income (loss)	111	(134)
Less: net income attributable to non-controlling interests in subsidiaries	2	4
Net income (loss) attributable to the Company’s Class A common stockholders	$109	$(138)
Basic income (loss) per share attributable to the Company’s Class A common stockholders	$0.22	$(0.30)
Weighted average number of shares outstanding – Basic	484,518,813	462,695,229
Diluted income (loss) per share attributable to the Company’s Class A common stockholders	$0.22	$(0.30)
Weighted average number of shares outstanding – Diluted	492,791,804	462,695,229

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in $ millions except share and per share data)	2025	2024
Assets
Current assets:
Cash and cash equivalents	$434	$536
Accounts receivable (net of allowance for credit losses of $9 and $10 as of December 31, 2025 and 2024, respectively)	869	571
Due from affiliates	51	46
Prepaid expenses and other current assets	215	128
Total current assets	1,569	1,281
Property and equipment, net	308	232
Equity method investments	43	14
Goodwill	1,671	1,201
Other intangible assets, net	851	480
Operating lease right-of-use assets	66	59
Deferred tax assets	298	268
Other non-current assets	110	89
Total assets	$4,916	$3,624
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$515	$263
Due to affiliates	25	22
Accrued expenses and other current liabilities	757	461
Current portion of operating lease liabilities	26	15
Current portion of long-term debt	58	19
Total current liabilities	1,381	780
Long-term debt, net of unamortized debt discount and debt issuance costs	1,360	1,365
Deferred tax liabilities	99	36
Pension liabilities	163	156
Long-term operating lease liabilities	62	63
Earnout derivative liabilities	37	133
Other non-current liabilities	153	34
Total liabilities	3,255	2,567
Commitments and Contingencies
Redeemable non-controlling interest	49	—
Shareholders’ equity:
Class A common stock (par value $0.0001; 3,000,000,000 shares authorized; 538,342,297 and 478,904,677 shares issued, 521,088,517 and 470,904,677 shares outstanding as of December 31, 2025 and December 31, 2024, respectively)	—	—
Additional paid-in-capital	3,277	2,827
Accumulated deficit	(1,466)	(1,575)
Accumulated other comprehensive loss	(75)	(146)
Treasury shares, at cost (17,253,780 shares and 8,000,000 shares as of December 31, 2025 and December 31, 2024, respectively)	(128)	(55)
Total equity of the Company’s shareholders	1,608	1,051
Equity attributable to non-controlling interest in subsidiaries	4	6
Total shareholders’ equity	1,612	1,057
Total liabilities and shareholders’ equity	$4,916	$3,624

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(in $ millions)	2025	2024
Operating activities:
Net income (loss)	$111	$(134)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	192	178
Deferred tax (benefit) charge	(15)	34
Equity-based compensation	76	77
Allowance for credit losses	5	9
Loss on early extinguishment of debt	2	38
Fair value movements on earnout derivative liabilities	(96)	56
Gain on remeasurement of previously held equity interest	(39)	—
Other, net	32	(23)
Changes in working capital:
Accounts receivable	(48)	123
Prepaid expenses and other current assets	20	(28)
Due from affiliates	(5)	(5)
Due to affiliates	3	(17)
Accounts payable, accrued expenses and other current liabilities	(7)	(5)
Defined benefit pension funding	(29)	(27)
Payment for termination of interest rate swap contracts	31	(4)
Net cash from operating activities	233	272
Investing activities:
Business acquisitions, net of cash and restricted cash acquired	(104)	—
Purchase of property and equipment	(129)	(107)
Proceeds from foreign exchange forward contracts	27	—
Other	—	5
Net cash used in investing activities	(206)	(102)
Financing activities:
Proceeds from senior secured term loans, net of debt discount	99	1,397
Repayment of senior secured term loans	(113)	(1,372)
Repurchase of common shares	(73)	(55)
Contributions for ESPP and proceeds from exercise of stock options	8	29
Payment of taxes withheld on vesting of equity awards	(43)	(28)
Payment of debt financing costs	—	(25)
Prepayment penalty and other costs related to early extinguishment of debt	—	(26)
Other	(6)	(5)
Net cash (used in) from financing activities	(128)	(85)
Effect of exchange rates changes on cash, cash equivalents and restricted cash	19	(13)
Net (decrease) increase in cash, cash equivalents and restricted cash	(82)	72
Cash, cash equivalents and restricted cash, beginning of year	561	489
Cash, cash equivalents and restricted cash, end of year	$479	$561
Supplemental cash flow information:
Cash paid for income taxes (net of refunds)	$52	$14
Cash paid for interest (net of interest received)	$94	$99
Issuance of common shares pursuant to the CWT acquisition	$408	$—

Glossary of Terms

•AI refers to Artificial Intelligence.

•B2B refers to business-to-business.

•Customer retention rate is calculated based on transactions.

•CWT refers to refers to CWT Holdings, LLC.

•M&A refers to mergers and acquisitions

•LTM refers to the last twelve months.

•Total New Wins Value is calculated using expected annual Total Transaction Value (TTV) over the contract term from all new client wins over the last twelve months.

•Total Transaction Value or TTV refers to the sum of the total price paid by travelers for air, hotel, rail, car rental and cruise bookings, including taxes and other charges applied by suppliers at point of sale, less cancellations and refunds.

•Transaction Growth represents year-over-year increase or decrease as a percentage of the total transactions, including air, hotel, car rental, rail or other travel-related transactions, recorded at the time of booking, and is calculated on a net basis to exclude cancellations, refunds and exchanges. To calculate year-over-year growth or decline, we compare the total number of transactions in the comparative previous period/ year to the total number of transactions in the current period/year in percentage terms. We have presented Transaction Growth on a net basis to exclude cancellations, refunds and exchanges as management believes this better aligns Transaction Growth with the way we measure TTV and earn revenue. Prior period Transaction Growth percentages have been recalculated and represented to conform to current period presentation.

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. Our non-GAAP financial measures are provided in addition to, and should not be considered as an alternative to, other performance or liquidity measures derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and you should not consider them either in isolation or as a substitute for analyzing our results as reported under GAAP. In addition, because not all companies use identical calculations, the presentations of our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Management believes that these non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance or liquidity across periods. In addition, we use certain of these non-GAAP financial measures as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. We also use certain of our non-GAAP financial measures as indicators of our ability to generate cash to meet our liquidity needs and to assist our management in evaluating our financial flexibility, capital structure and leverage. These non-GAAP financial measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and/or to compare our performance and liquidity against that of other peer companies using similar measures.

We define Adjusted Gross Profit as revenue less cost of revenue (excluding depreciation and amortization).

We define Adjusted Gross Profit Margin as Adjusted Gross Profit divided by revenue.

We define EBITDA as net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization.

We define Adjusted EBITDA as net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization and as further adjusted to exclude costs that management believes are non-core to the underlying business of the Company, consisting of restructuring, exit and related charges, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation and related employer taxes, long-term incentive plan costs, certain corporate costs, fair value movements on earnout derivative liabilities, gain (loss) on remeasurement of previously held equity investment, foreign currency gains (losses) and non-service components of net periodic pension benefit (cost).

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.

We define Adjusted Operating Expenses as total operating expenses excluding depreciation and amortization and costs that management believes are non-core to the underlying business of the Company, consisting of restructuring, exit and related charges, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation and related employer taxes, long-term incentive plan costs and certain corporate costs.

Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are supplemental non-GAAP financial measures of operating performance that do not represent and should not be considered as alternatives to gross profit, net income (loss) or total operating expenses, as determined under GAAP. In addition, these measures may not be comparable to similarly titled measures used by other companies.

These non-GAAP measures have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the Company’s results or expenses as reported under GAAP. Some of these limitations are that these measures do not reflect:
•changes in, or cash requirements for, our working capital needs or contractual commitments;

•our interest expense, or the cash requirements to service interest or principal payments on our indebtedness;
•our tax expense, or the cash requirements to pay our taxes;
•recurring, non-cash expenses of depreciation and amortization of property and equipment and definite-lived intangible assets and, although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future;
•the non-cash expense of stock-based compensation, which has been, and will continue to be for the foreseeable future, an important part of how we attract and retain our employees and a significant recurring expense in our business;
•restructuring, mergers and acquisition and integration costs, all of which are intrinsic of our acquisitive business model; and
•impact on earnings or changes resulting from matters that are non-core to our underlying business, as we believe they are not indicative of our underlying operations.

Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses should not be considered as measures of liquidity or as measures determining discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

We believe that the adjustments applied in presenting Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are appropriate to provide additional information to investors about certain material non-cash and other items that management believes are non-core to our underlying business.

These non-GAAP measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. We also believe that Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are helpful supplemental measures to assist potential investors and analysts in evaluating our operating results across reporting periods on a consistent basis.

We define Free Cash Flow as net cash from (used in) operating activities, less cash used for additions to property and equipment.

We believe Free Cash Flow is an important measure of our liquidity. This measure is a useful indicator of our ability to generate cash to meet our liquidity demands. We use this measure to conduct and evaluate our operating liquidity. We believe it typically presents an alternate measure of cash flows since purchases of property and equipment are a necessary component of our ongoing operations and it provides useful information regarding how cash provided by operating activities compares to the property and equipment investments required to maintain and grow our platform. We believe Free Cash Flow provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash.

Free Cash Flow is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure has limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent cash flow for discretionary expenditures. This measure should not be considered as a measure of liquidity or cash flows from operations as determined under GAAP. This measure is not a measurement of our financial performance under GAAP and should not be considered in isolation or as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of liquidity.

We define Net Debt as total debt outstanding consisting of current and non-current portion of long-term debt, net of unamortized debt discount and unamortized debt issuance costs, minus cash and cash equivalents. Net Debt is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure is not a measurement of our indebtedness as determined under GAAP and should not be considered in isolation or as an alternative to assess our total debt or any other measures derived in accordance with GAAP or as an alternative to total debt. Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage. Further, we believe that certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business.

Reconciliation of net income (loss) to EBITDA and Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2025	2024	2025	2024
Net income (loss)	$83	$(14)	$111	$(134)
Interest income	(2)	(2)	(8)	(6)
Interest expense	24	22	95	115
Loss on early extinguishment of debt	—	—	2	38
(Benefit from) Provision for income taxes	(26)	11	40	66
Depreciation and amortization	60	40	192	178
EBITDA	139	57	432	257
Restructuring, exit and related charges(a)	10	3	58	17
Integration costs(b)	8	4	20	24
Mergers and acquisitions(c)	1	8	35	45
Equity-based compensation and related employer taxes(d)	20	19	90	83
Fair value movements on earnout derivative liabilities(e)	(16)	42	(96)	56
Gain on remeasurement of previously held equity interest(f)	(39)	—	(39)	—
Other adjustments, net(g)	7	(23)	32	(4)
Adjusted EBITDA	$130	$110	$532	$478
Net income (loss) Margin	10%	(3)%	4%	(6)%
Adjusted EBITDA Margin	16%	19%	20%	20%

Reconciliation of total operating expenses to Adjusted Operating Expenses:

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2025	2024	2025	2024
Total operating expenses	$763	$561	$2,588	$2,308
Adjustments:
Depreciation and amortization	(60)	(40)	(192)	(178)
Restructuring, exit and related charges(a)	(10)	(3)	(58)	(17)
Integration costs(b)	(8)	(4)	(20)	(24)
Mergers and acquisitions(c)	(1)	(8)	(35)	(45)
Equity-based compensation and related employer taxes(d)	(20)	(19)	(90)	(83)
Other adjustments, net(g)	(2)	(3)	(3)	(13)
Adjusted Operating Expenses	$662	$484	$2,190	$1,948

a)Includes (i) employee severance costs of $4 million and $3 million for the three months ended December 31, 2025 and 2024, respectively, and $48 million and $11 million for the years ended December 31, 2025 and 2024, respectively, (ii) accelerated amortization of operating lease ROU assets of $3 million and $0 for the three months ended December 31, 2025 and 2024, respectively, and $6 million and $4 million for the years ended December 31, 2025 and 2024, respectively, and (iii) contract costs related to leased facilities abandonment of $3 million and $0 for three months ended December 31, 2025 and 2024, respectively, and $4 million and $2 million for the years ended December 31, 2025 and 2024, respectively.
b)Represents expenses related to the integration of businesses acquired.
c)Represents expenses related to business acquisitions, including potential business acquisitions, and includes pre-acquisition due diligence and related activities costs.
d)Represents non-cash equity-based compensation expense and employer taxes paid related to equity incentive awards to certain employees.
e)Represents fair value movements on earnout derivative liabilities during the periods.
f)Represents gain on remeasurement of a previously held equity investment in Uvet GBT.
g)Adjusted Operating Expenses excludes (i) long-term incentive plan expense of $0 and $2 million for the three months ended December 31, 2025 and 2024, respectively, and $1 million and $8 million for the years ended December 31, 2025 and 2024, respectively, and (ii) legal and professional services costs of $2 million and $1 million for the three months ended December 31, 2025 and 2024, respectively, and $2 million and $5 million for the years ended December 31, 2025 and 2024, respectively. Adjusted EBITDA additionally excludes (i) unrealized foreign exchange loss (gains) of $0 and ($27) million for the three months ended December 31, 2025 and 2024, respectively, and $19 million and $(22) million for the years ended December 31, 2025 and 2024, respectively, and (ii) non-service component of our net periodic pension cost related to our defined benefit pension plans of $5 million and $1 million for the three months ended December 31, 2025 and 2024, respectively, and $10 million and $5 million for the years ended December 31, 2025 and 2024, respectively.

Reconciliation of Adjusted Gross Profit:

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2025	2024	2025	2024
Revenue	$792	$591	$2,718	$2,423
Cost of revenue (excluding depreciation and amortization)	342	238	1,085	967
Adjusted Gross Profit	450	353	1,633	1,456
Depreciation and amortization related to cost of revenue	19	16	71	59
Gross Profit	431	337	1,562	1,397
Gross Profit Margin	55%	57%	57%	58%
Adjusted Gross Profit Margin	57%	60%	60%	60%

Reconciliation of net cash from operating activities to Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2025	2024	2025	2024

Net cash from operating activities	$52	$65	$233	$272
Less: Purchase of property and equipment	(39)	(32)	(129)	(107)
Free Cash Flow	$13	$33	$104	$165

Reconciliation of Net Debt:

	As of December 31,
(in $ millions)	2025	2024
Current portion of long-term debt	$58	$19
Long-term debt, net of unamortized debt discount and debt issuance costs	1,360	1,365
Total debt, net of unamortized debt discount and debt issuance costs	1,418	1,384
Less: Cash and cash equivalents	(434)	(536)
Net Debt	$984	$848

LTM Adjusted EBITDA	$532	$478
Net Debt / LTM Adjusted EBITDA	1.9x	1.8x

Reconciliation of Full-Year 2026 Adjusted EBITDA and Free Cash Flow Guidance

The Company’s full-year 2026 guidance considers various material assumptions. Because the guidance is forward-looking and reflects numerous estimates and assumptions with respect to future industry performance under various scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the business of Amex GBT, all of which are difficult to predict and many of which are beyond the control of Amex GBT, actual results may differ materially from the guidance due to a number of factors, including the ultimate inaccuracy of any of the assumptions described above and the risks and other factors discussed in the section entitled “Forward-Looking Statements” below and the risk factors in the Company’s SEC filings.

Adjusted EBITDA guidance for the year ending December 31, 2026 consists of expected net income (loss) for the year ending December 31, 2026, adjusted for: (i) interest expense - net of approximately $85 million; (ii) provision for income taxes of approximately $70-80 million; (iii) depreciation and amortization of property and equipment of approximately $230 million; (iv) restructuring costs of approximately $30-50 million; (v) integration expenses and costs related to mergers and acquisitions of approximately $60-65 million; (vi) non-cash equity-based compensation and related employer taxes of approximately $75 million, and; (vii) other adjustments, including litigation and professional services costs and non-service component of our net periodic pension benefit related to our defined benefit pension plans of approximately $10 million.

We are unable to reconcile Adjusted EBITDA to net income (loss) determined under U.S. GAAP due to the unavailability of information required to reasonably predict certain reconciling items such as impairment of long-lived assets and right-of-use assets, fair value movement on earnout derivative liabilities, foreign exchange gains (loss) and/or loss on early extinguishment of debt and the related tax impact of these adjustments. The exact amount of these adjustments is not currently determinable but may be significant.

Free Cash Flow guidance for the year ending December 31, 2026 consists of expected net cash from operating activities of approximately $285-325 million less purchase of property and equipment of approximately $160-170 million.

Forward-Looking Statements

This communication contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our financial position, business strategy, and the plans and objectives of management for future operations and full-year guidance. These statements constitute projections, forecasts and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this communication are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following risks, uncertainties and other factors: (1) changes to projected financial information or our ability to achieve our anticipated growth rate and execute on industry opportunities; (2) our ability to maintain our existing relationships with clients and suppliers and to compete with existing and new competitors; (3) various conflicts of interest that could arise among us, affiliates and investors; (4) our success in retaining or recruiting, or changes required in, our officers, key employees or directors; (5) factors relating to our business, operations and financial performance, including market conditions and global and economic factors beyond our control; (6) the impact of geopolitical conflicts, including the war in Ukraine, the conflicts in the Middle East, tensions between China and Taiwan and military operations in Venezuela, as well as related changes in base interest rates, inflation and significant market volatility on our business, the travel industry, travel trends and the global economy generally; (7) the sufficiency of our cash, cash equivalents and investments to meet our liquidity needs; (8) the effect of a prolonged or substantial decrease in global travel on the global travel industry; (9) political, social and macroeconomic conditions (including the widespread adoption of teleconference and virtual meeting technologies which could reduce the number of in-person business meetings and demand for travel and our services); (10) the effect of legal, tax and regulatory changes; (11) the impact of any future acquisitions including the integration of any acquisition; (12) the decisions of market data providers, indices and individual investors; (13) costs related to, or the inability to recognize the anticipated benefits of our merger with CWT; (14) risks related to the business of CWT or unexpected liabilities that arise in connection with the integration of CWT into our business, including our ability to apply our procedures regarding internal controls over financial reporting to CWT; (15) the outcome of any legal proceedings that may be instituted against the Company (as defined herein) in connection with our merger with CWT; and (16) other risks and uncertainties described in the Company’s Form 10-K, filed with the SEC on March 9, 2026, and in the Company’s other SEC filings. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Disclaimer

An investment in Global Business Travel Group, Inc. is not an investment in American Express. American Express shall not be responsible in any manner whatsoever for, and in respect of, the statements herein, all of which are made solely by Global Business Travel Group, Inc.